ASSUMPTION AGREEMENT

THIS ASSUMPTION AGREEMENT is made as of February 26, 2009 by and between Genworth Financial Wealth Management, Inc., a California corporation (formerly, AssetMark Investment Services, Inc.) (“Genworth”), and NFJ Investment group LLC, a Delaware limited liability company.

WHEREAS, Genworth is a federally registered investment adviser that serves as the investment adviser to AssetMark Funds, an open-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, Genworth retained NFJ Investment Group, L.P., a Delaware limited partnership, to serve as a sub-adviser responsible for managing a portion of the assets of the AssetMark Large Cap Value Fund, a series of AssetMark Funds (the “Large Cap Value Fund”), pursuant to an Investment Sub-Advisory Agreement between Genworth and NFJ Investment Group, L.P., dated December 5, 2005, and the related letter agreement date October 21, 2006 (collectively, the “Agreement”);

WHEREAS, NFJ Investment Group, L.P. was a Delaware limited partnership and reorganized effective December 30, 2008 into a Delaware limited liability company called NFJ Investment Group LLC; and

WHEREAS, the change in the form of entity from NFJ Investment Group, L.P., a Delaware limited partnership, to NFJ Investment Group LLC, a Delaware limited liability company, did not result in a change of actual control or management of the sub-adviser, and thus did not constitute an “assignment” of the Agreement under the 1940 Act.

NOW, THEREFORE, the parties hereto agree as follows:

1.  The Investment Sub-Advisory Agreement originally in effect between Genworth and NFJ Investment Group, L.P. relating to the Large Cap Value Fund (previously defined as the “Agreement”) is hereby assumed in its entirety by NFJ Investment Group LLC, except that all references to NFJ Investment Group, L.P. shall be replaced with reference to NFJ Investment Group LLC.

2.  NFJ Investment Group LLC assumes and agrees to perform and be bound by all of the terms of the Agreement and the obligations, duties and covenants of NFJ Investment Group, L.P. thereunder.

3.  The Agreement shall continue in full force and effect as set forth therein for the remainder of its term.

4.  The assumption of the Agreement contemplated herein shall not involve any “assignment,” as that term is defined in the 1940 Act.

5.  This Assumption Agreement may be executed in one or more counterparts which, taken together, shall constitute one and the same document.

IN WITNESS WHEREOF, the undersigned have executed this Assumption Agreement as of the date set forth above.

Genworth Financial Wealth Management, Inc.	NFJ Investment Group LLC

By: /s/ Carrie E. Hansen	By: /s/ Barbara R. Claussen
Name and Title: Carrie E. Hansen	Name and Title: Barbara R. Claussen
Senior VP & COO	COO

Acknowledged on behalf of AssetMark Funds:
By: /s/ Carrie E. Hansen
Name and Title: Carrie E. Hansen
Senior VP & COO